Exhibit (a)(5)(C)

PAVMED INITIATES REDUCTION IN EXERCISE PRICE OF SERIES W WARRANTS

Tender Offer to Extend Until February 8, 2018

Company Also Announces Intent to Implement Rights Offering to Holders of Common Stock

NEW YORK (January 11, 2018) – PAVmed Inc. (Nasdaq: PAVM, PAVMW) (the “Company”), a highly differentiated, multiproduct medical device company, today announced the filing of a Tender Offer and Prospectus Supplements (the “Warrant Offer”) with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to which the cash exercise price of each tendered Series W Warrant (Nasdaq: PAVMW) (the “W Warrant”) is being reduced to $2.00 per share. The Warrant Offer begins today and will extend to February 8, 2018, subject to extension at the Company’s sole discretion.

To participate in the Warrant Offer and exercise W Warrants at the reduced exercise price, holders will be required to tender such W Warrants along with the requisite cash prior to the expiration of the Warrant Offer. Any W Warrants not tendered will revert to their original $5.00 exercise price upon expiration of the Warrant Offer.

The Company also announced its intention to implement a rights offering (the “Rights Offering”) to holders of its Common Stock (Nasdaq: PAVM) (the “Common Stock”) pursuant to which the Company will grant, for no consideration, one transferable right (the “Right”) to purchase a new unit of the Company’s securities (the “New Unit”) for each share of Common Stock outstanding. Shares of Common Stock issued pursuant to the Warrant Offer will also be granted Rights in the Rights Offering. Each Right will entitle its holder to purchase one New Unit, comprised of one share of Common Stock and one Series Z Warrant (the “Z Warrant”). Each Z Warrant will entitle its holder to purchase one share of Common Stock.

The Company intends to file a registration statement on Form S-1 relating to both the New Units and the underlying securities. The Rights Offering will begin upon effectiveness of the registration statement and expiration of the Warrant Offer. The Company anticipates that the Rights will be freely tradeable upon issuance. The Rights Offering will extend for 30 days, subject to extension at the Company’s sole discretion.

No Offer or Solicitation

This announcement is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information

The discussion of the Warrant Offer and the proposed Rights Offering contained in this press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell securities.

The Warrant Offer is being made only pursuant to a written offer to exercise and other related materials that are being mailed to all holders of the Company’s W Warrants. Holders of the Company’s outstanding W Warrants should read those materials and the documents incorporated therein by reference, carefully, because they will contain important information, including the various terms and conditions of the offer. The Company has filed a Tender Offer Statement on Schedule TO-I (the “Tender Offer Statement”) with the SEC. The Tender Offer Statement, which includes the offer to exercise and other related materials, will also be available to warrant holders at no charge on the SEC’s website at www.sec.gov or from the Company at the address below. Holders of the Company’s W Warrants are urged to read those materials carefully prior to making any decisions with respect to the tender offer.

Registration statements and prospectus supplements thereto relating to the exercise of the W Warrants in the Warrant Offer have been filed with the SEC. Copies of the prospectus supplements relating to the exercise of the W Warrants, together with the accompanying base prospectus included in the registration statements, may be obtained from the SEC at http://www.sec.gov, or from the Company at 60 E. 42nd Street, Suite 4600, New York, New York 10165, Telephone: (212) 949-4319.

About PAVmed

PAVmed Inc. is a highly differentiated, multiproduct medical device company employing a unique business model designed to advance products from concept to commercialization much more rapidly and with significantly less capital than the typical medical device company. This proprietary model enables PAVmed to pursue an expanding pipeline strategy with a view to enhancing and accelerating value creation. PAVmed’s diversified pipeline of products address unmet clinical needs, have attractive regulatory pathways and market opportunities and encompass a broad spectrum of clinical areas including carpal tunnel syndrome (CarpX™), interventional radiology (PortIO™ and NextCath™), pediatric ear infections (DisappEAR™) medical infusions (NextFlo™ and NextCath™), and tissue ablation and cardiovascular intervention (Caldus™). The Company intends to further expand its pipeline through engagements with clinician innovators and leading academic medical centers. For further information, please visit www.pavmed.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, the Company’s ability to complete the Warrant Offer or the Rights Offer; volatility in the price of the Company’s common stock; the uncertainties inherent in research and development, including the cost and time required advance our products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from our preclinical studies; whether and when our products are cleared by regulatory authorities; market acceptance of our products once cleared and commercialized; our ability to raise additional funding and other competitive developments. PAVmed has not yet received clearance from the FDA or other regulatory body to market any of its products. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond our control. For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item IA, “Risk Factors,” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Reports on Form 10-Q filed by us after our most recent Annual Report. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contacts:
Investors
LHA Investor Relations
Kim Sutton Golodetz
(212) 838-3777
kgolodetz@lhai.com

Media
PAVmed Inc.
(212) 949-4319
info@pavmed.com

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